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                    RESTRICTED SHARES AGREEMENT (STOCK AWARD)
                                FOR LESLIE B. FOX


         WHEREAS, Leslie B. Fox ("Employee") and LEAF Asset Management, Inc. ("LEAF"), an Ohio corporation to be formed and an affiliate of Cardinal Realty Services, Inc. ("Company"), and the Company have heretofore entered into that certain Employment Agreement dated as of June 1, 1997, as amended (as the same may be further amended, restated, amended and restated, modified, or supplemented from time to time after the date hereof, the "Employment Agreement);

         WHEREAS, Company has established its Executive Deferred Compensation Plan dated as of April 18, 1996 ("Deferred Compensation Plan") and Employee is entitled to participate in the Deferred Compensation Plan in accordance with its terms;

         WHEREAS, pursuant to the Plan, the Company has further entered into that certain Executive Deferred Compensation Rabbi Trust Agreement (the "Trust") with The Provident Bank, a state-chartered bank, as trustee thereunder ("Trustee");

         WHEREAS, in accordance with the terms of the Deferred Compensation Plan, Employee has elected to cause the seven thousand five hundred (7,500) shares of the Company's common stock, without par value (the "Shares"), otherwise issuable to her under the terms of this Restricted Shares Agreement (Stock Award) to be instead issued to the Trustee for Employee's benefit to be held by the Trustee in accordance with the terms of the Trust;

         NOW, THEREFORE, pursuant to the Deferred Compensation Plan effective as of June 1, 1997 (the "Date of Grant"), the Company grants to Trustee for Employee's benefit under the terms of the Trust, the Shares subject to the terms, conditions, limitations and restrictions hereinafter set forth. Terms used herein and not otherwise defined shall have the meanings assigned to them in the Deferred Compensation Plan.

         1. Issuance of Shares. The Shares covered by this agreement are shares of Other Restricted Stock within the meaning of the Deferred Compensation Plan and shall be fully paid and nonassessable and shall be represented by a certificate(s) registered in the name of the Trustee and bearing a legend referring to the restrictions hereinafter set forth.

         2. Restrictions on Transfer of the Shares. The Shares subject to this agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of, except to the Company, and shall remain the sole property of and subject to the Trust until they have become nonforfeitable in accordance with Section 3 hereof and for so long thereafter as may be required under the terms of the Deferred Compensation Plan and the Trust. Any purported transfer, encumbrance or other disposition of the Shares covered by this agreement that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Shares covered by this agreement. The

Company may waive the restrictions set forth in this Section 2 (but not in the Deferred Compensation Plan or the Trust) with respect to all or any portion of the Shares covered by this agreement.

         3. Vesting of the Shares.

                  (a) One-third of the Shares covered by this agreement, shall become nonforfeitable on the third, fourth and fifth anniversaries of the Date of Grant (so that 100% of the Shares will be nonforfeitable on the fifth anniversary of the Date of Grant), subject to the Employee remaining in the continuous employ of the Company or a subsidiary during the applicable vesting period. For the purposes of this agreement: "subsidiary" shall mean a corporation, partnership, limited liability company, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest of more than fifty percent (50%); the continuous employment of the Employee with the Company or a subsidiary shall not be deemed to have been interrupted, and the Employee shall not be deemed to have ceased to be an employee of the Company or a subsidiary, by reason of (i) the transfer of her employment among the Company and its subsidiaries or (ii) a leave of absence approved by the Committee for illness, military or governmental service or other reasons.

                  (b) Notwithstanding the vesting provisions of Section 3(a) hereof, in the event that Employee's employment with the Company ceases, any Shares not vested will be forfeited.

                  (c) Notwithstanding the vesting provisions of Sections 3(a) and (b) hereof, in the event that Employee's employment ceases by reason of (i) Employee's death, (ii) Employee's Permanent Disability (as defined in the Employment Agreement) or (iii) the Company's termination of Employee's employment without "cause" (as defined in the Employment Agreement) or in the event the Employment Agreement is not renewed and the Company terminates Employee's employment with the Company for any reason other than "cause", all of the Shares covered by this agreement shall become immediately nonforfeitable.

                  (d) Notwithstanding the vesting provisions of Sections 3(a) and (b) hereof, in the event of any of the following:

                           (i) The Company shall merge or be merged or consolidated with, another corporation and as a result of such merger or consolidation less than seventy percent (70%) of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation;

                           (ii) The  Company  shall sell or  transfer  to one or
                  more persons, corporations or entities, in a single transaction or a series of related transactions, more than one-half of the assets of LEAF, unless by an affirmative vote of two-thirds of the members of the Board, the transaction or transactions are exempted from the operation of this provision based on a good faith finding that the transaction or transactions are not within the intended scope of this definition for purposes of this agreement;

                           (iii) A person, within the meaning of Section 3(a)(9)
                  or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and as in effect on the date hereof (the "Exchange Act"), shall become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act and as in effect on the date hereof) of thirty percent (30%) or more of the outstanding voting securities of LEAF; or

                           (iv) Any  shareholder of the Company shall nominate a
                  person to the Board, which nominee shall be elected to the Board without receiving the prior endorsement of the Board or its Nominating Committee.

         4. Forfeiture of the Shares. In the event of a forfeiture, the certificates representing all of the Shares covered by this agreement that have not become nonforfeitable in accordance with Section 3 hereof shall be cancelled and such Shares shall be deemed to be and to have become authorized but unissued shares of common stock, without par value, of the Company.

         5. Dividend, Voting and Other Rights. So long as the Trustee continues to hold the Shares in accordance with the Trust, all dividend, voting and other rights will be exercised and enjoyed by the Trustee in accordance with the terms of the Trust for the benefit of Employee, subject, however, to the terms of
Section 4 and this Section 5. In the event that for any reason prior to vesting of any of the Shares in accordance with Section 3 above, the Deferred Compensation Plan and the Trust shall no longer remain in effect or the Trustee shall have otherwise ceased to hold the Shares for Employee's benefit, the Employee shall, at all times prior to forfeiture, have all of the rights of a shareholder with respect to the Shares covered by this agreement, including the right to vote the Shares and receive any dividends that may be paid thereon; provided, however, that (a) any cash dividends and other cash distributions that may be paid on any Shares covered by this agreement that have not become nonforfeitable in accordance with Section 3 hereof shall be automatically sequestered and invested in an interest-bearing bank account, which shall be subject to the same restrictions hereunder as the forfeitable Shares on which the cash dividends or other cash distributions are paid, and (b) any additional Shares that the Employee may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company shall be subject to the same restrictions as the Shares covered by this agreement.

         6. Retention of Share Certificate(s) by Company. The certificate(s) representing the Shares covered by this agreement shall be held in custody by the Company, together with a stock power endorsed in blank by the Trustee with respect thereto, until those shares have become nonforfeitable in accordance with Section 3 hereof.

         7. Adjustments. The Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this agreement that the Committee, in its discretion, may determine to be equitably required to prevent any dilution or expansion of the Employee's beneficial rights under this agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 7(a) or 7(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of the Employee's beneficial rights under this agreement such alternative consideration as the Committee, in its discretion, may determine to be equitable under the circumstances.

         8. Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance of restricted or unrestricted Shares or other securities pursuant to this agreement, the Employee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

         9. Right to Terminate Employment. No provision of this agreement shall limit in any way whatsoever any right that the Company or a subsidiary may otherwise have to terminate the employment of the Employee at any time.

         10. Relation to Other Benefits. Any economic or other benefit to the Employee under this agreement or the Deferred Compensation Plan shall not be taken into account in determining any benefits to which the Employee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a subsidiary.

         11. Severability. In the event that one or more of the provisions of this agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

         12. Governing Law. This agreement is made under, and shall be construed in accordance with, the laws of the State of Ohio.

         This agreement is executed by the Company as of the first day of June, 1997.

                         CARDINAL REALTY SERVICES, INC.



                          By: /s/ John B. Bartling, Jr.
                                  ----------------------------
                                  John B. Bartling, Jr.,
                                  President and Chief Executive Officer



         The undersigned Employee hereby acknowledges receipt of an executed original of this agreement and accepts the beneficial, deferred right to receive the Shares or other securities covered hereby, subject to the terms and conditions of the Deferred Compensation Plan and the terms and conditions hereinabove set forth.

         Employee acknowledges that she has been advised that the Shares covered by this agreement have not been registered under the Securities Act of 1933 and agrees that she will not make any disposition of such shares unless either (a) such Shares have been registered under said Act or (b) an exemption from the registration provisions of said Act is applicable to the Trustee's or Employee's proposed disposition of such Shares, as the case may be. Employee understands that the certificates for such Shares may bear a legend substantially as follows:

          The shares evidenced by this Certificate have not been registered under the Securities Act of 1933. Such shares may not be sold or otherwise transferred until the same have been registered under said Act or until the Company shall have received an opinion of legal counsel or a copy of a letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission, in either case satisfactory to the Company, that such shares may legally be sold or otherwise transferred without such registration.


                                              /s/   Leslie B. Fox
                                             -----------------------------------
                                                    LESLIE B. FOX
                                                    Date: June 1, 1997

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